Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

eXp World Holdings, Inc.

Bellingham, WA

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of eXp World Holdings, Inc. of our report dated March 18, 2019, relating to the consolidated financial statements which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Salt Lake City, Utah

March 11, 2021